Exhibit 3.2

ARTICLES OF AMENDMENT

OF

OFFICE PROPERTIES INCOME TRUST

Office Properties Income Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  At the Effective Time (as defined below), the Amended and Restated Declaration of Trust of the Trust (the “Declaration of Trust”) shall be amended to change the par value of the issued and outstanding shares of beneficial interest of the Trust from $.04 per share to $.01 per share.

SECOND:  The amendment to the Declaration of Trust has been duly approved by the board of trustees of the Trust, and no shareholder approval was required, pursuant to Section 8-501(e)(2) of the Maryland REIT Law.

THIRD:  The amendment to the Declaration of Trust as set forth above shall take effect on December 31, 2018 at 5:01 p.m. Eastern Time (the “Effective Time”).

FOURTH:  Each undersigned officer of the Trust acknowledges these Articles of Amendment to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties of perjury.

[signature page follows]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 31st day of December, 2018.

ATTEST:		OFFICE PROPERTIES INCOME TRUST

/s/ Jennifer B. Clark		By:	/s/ Mark L. Kleifges
Name:	Jennifer B. Clark	Name:	Mark L. Kleifges
Title:	Secretary	Title:	Chief Financial Officer and Treasurer

[Signature Page to Articles of Amendment of

Office Properties Income Trust Par Value Reduction]